April 7, 2023

Apollo Diversified Real Estate Fund

9 West 57th Street

43rd Floor

New York, New York 10019

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 9 under the Securities Act of 1933 (Amendment No. 19 under the Investment Company Act of 1940) to the Apollo Diversified Real Estate Fund Registration Statement filed on Form N-2 on January 28, 2019. We hereby give you our consent to incorporate by reference the Legal Opinion into Amendment No. 29 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP ▪ ATTORNEYS AT LAW ▪ WWW.GTLAW.COM

2200 Ross Avenue, Suite 5200 ▪ Dallas, TX ▪ Tel 214.665.3685